As filed with the United States Securities and Exchange Commission on April 2, 2026.

Registration No. 333-100157

Registration No. 333-189285

Registration No. 333-232225

Registration No. 333-281953

Registration No. 333-290305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-100157

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189285

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232225

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281953

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-290305

UNDER

THE SECURITIES ACT OF 1933

THE BRAND HOUSE COLLECTIVE, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1287151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5310 Maryland Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

1996 Executive Incentive and Non-Qualified Stock Option Plan

2002 Equity Incentive Plan

Employee Stock Purchase Plan

Outstanding Options to Purchase Common Stock of Kirkland’s, Inc.

Amended and Restated 2002 Equity Incentive Plan

(Full title of the plans)

Michael W. Sheridan

Senior Vice President, General Counsel and Corporate Secretary

The Brand House Collective, Inc.

5310 Maryland Way

Brentwood, Tennessee 37027

(Name and address of agent for service)

(615) 872-4800

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Zachary Judd, Esq.

Benjamin J. Cohen, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by The Brand House Collective, Inc., a Tennessee corporation (formerly known as Kirkland’s, Inc.) (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

●

Registration Statement No. 333-100157, filed with the SEC on September 27, 2002, registering (i) 621,094 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the 1996 Executive Incentive and Non-Qualified Stock Option Plan, (ii) 2,500,000 shares of Common Stock that may be issued pursuant to the 2002 Equity Incentive Plan, (iii) 500,000 shares of Common Stock that may be issued pursuant to the Employee Stock Purchase Plan and (iv) 103,807 shares of Common Stock that may be issued pursuant to outstanding options to purchase Common Stock.

●

Registration Statement No. 333-189285, filed with the SEC on June 13, 2013, registering an additional 1,000,000 shares of Common Stock that may be issued pursuant to the Amended and Restated 2002 Equity Incentive Plan (the “A&R 2002 Plan”).

●	Registration Statement No. 333-232225, filed with the SEC on June 20, 2019, registering an additional 1,000,000 shares of Common Stock that may be issued pursuant to the A&R 2002 Plan.
●	Registration Statement No. 333-281953, filed with the SEC on September 5, 2024, registering an additional 1,000,000 shares of Common Stock that may be issued pursuant to the A&R 2002 Plan.
●	Registration Statement No. 333-290305, filed with the SEC on September 16, 2025, registering an additional 3,000,000 shares of Common Stock that may be issued pursuant to the A&R 2002 Plan.

Effective April 2, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of November 24, 2025, by and among the Registrant, Bed Bath & Beyond, Inc. (“BBBY”) and Knight Merger Sub II, Inc., a wholly owned subsidiary of BBBY (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of BBBY (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the applicable offering, the Registrant hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on April 2, 2026.

The Brand House Collective, Inc. (Registrant)

By:	/s/ Michael W. Sheridan
Name: Michael W. Sheridan Title: Senior Vice President, General Counsel and Corporate Secretary